Exhibit 8.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

December 9, 2011

Icahn Enterprises L.P.
767 Fifth Avenue, Suite 4700
New York, NY 10153

Ladies and Gentlemen:

We have acted as counsel to Icahn Enterprises L.P., a Delaware limited partnership ("Icahn Enterprises") with respect to the preparation and filing of a Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on December 1, 2011.  The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to holders of the depositary units representing limited partner interests in Icahn Enterprises (the "Depositary Units") in connection with the distribution by Icahn Enterprises to such unitholders of transferable subscription rights (the “Subscription Rights”) entitling the holders thereof to purchase additional Depositary Units (the “Rights Offering”). The additional Depositary Units that may be issued and sold by Icahn Enterprises upon exercise of the Subscription Rights are referred to herein as the “Rights Units.” The Registration Statement relates to the Subscription Rights and the Rights Units.

In connection therewith, we prepared the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus (the “Discussion”).   All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Prospectus in respect of the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations,” qualified by the limitations contained in the Discussion.  In addition, we are of the opinion that the Discussion with respect to those matters to which no legal conclusions are provided are accurate discussions of such U.S. federal income tax matters (except for the representations and statements of fact by Icahn Enterprises and its general partner, included in the Discussion, as to which we express no opinion).

Our opinion is expressed as of the date hereof and is based on provisions of the Internal Revenue Code of 1986, Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, in each case as in effect as of the date hereof, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or facts or in circumstances surrounding the Offering may affect the validity of our opinion.    We assume no responsibility to inform you of any change or inaccuracy that may occur or may come to our attention.  Further, our opinion is not binding on the Internal Revenue Service or a court.  There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

We consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement and to the reference to our firm under the headings “Material U.S. Federal Income Tax Considerations” and “Experts” in the Prospectus included in the Registration Statement.   By giving these consents, we do not admit that we are experts within the meaning of Section 7 or Section 11 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

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Sincerely yours,

/s/ Proskauer Rose LLP